Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2022, relating to the financial statements of Also Energy Holdings, Inc., appearing in the Current Report on Form 8-K of Stem, Inc. filed on April 15, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
June 15, 2022